EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
FAROPENEM PHASE III CLINICAL TRIAL STOPPED TO CONSIDER EXCLUSION OF KETEK COMPARATOR
Louisville, CO, December 26, 2006 — Replidyne, Inc. (NASDAQ: RDYN), reported today that the current phase III clinical trial comparing faropenem medoxomil (faropenem) to placebo and Ketek (telithromycin) in patients being treated for acute exacerbation of chronic bronchitis (AECB) is being temporarily stopped to consider the exclusion of the Ketek arm in the study. This decision has been made in response to the findings from the December 14 and 15, 2006 joint Advisory Committee meeting of the FDA’s Anti-Infective Drug and Drug Safety and Risk Management committees that considered the benefit risk of Ketek for the indication of AECB. The Advisory Committee recommended to the FDA that the risks of Ketek outweigh the benefits of using the drug for the treatment of patients with AECB in a 17 to 2 vote.
“We believe that stopping enrollment in this trial to consider the inclusion of Ketek in the study is the appropriate and responsible action at this time to consider the new scientific evidence presented at the recent FDA Advisory Committee meeting,” said Kenneth J. Collins, President and Chief Executive Officer of Replidyne. “While this action will cause a delay in obtaining the results from this AECB study we do not expect that it will impact the total time to complete the clinical program required to support the overall submission for the adult respiratory indications of Acute Bacterial Sinusitis (ABS), Community Acquired Pneumonia (CAP) and AECB. This action today will not impact the development of our pediatric clinical program for faropenem.”
The phase III clinical trial for AECB is designed to compare faropenem to placebo and Ketek, an approved ketolide antibiotic. The primary objective of the study is to demonstrate superiority of faropenem to placebo. The additional comparison to Ketek represented a secondary analysis and was initially included primarily for commercial competitive reasons.
About Faropenem Medoxomil
Replidyne’s lead product candidate, faropenem medoxomil (faropenem), is a novel oral community antibiotic under development for the treatment of respiratory and other community infections. Faropenem is a member of the penem sub-class within the beta-lactam class of antibiotics. Beta-lactams are generally characterized by their favorable safety and tolerability profiles, as well as their broad spectrum of activity, and as a result are typically first-line therapy in many respiratory and skin infections in adult and pediatric patients.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. In February 2006, Replidyne entered into a partnership agreement with Forest Laboratories to develop and commercialize faropenem medoxomil in the US. An IND for Replidyne’s second drug candidate, REP8839, was submitted to the FDA in May 2006. REP8839 is a topical anti-infective product under development for the treatment of skin and wound infections, and the prevention of S. aureus infections, including multiple antibiotic-resistant S. aureus (MRSA) infections, in hospital settings. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s Form S-1 and most recent periodic report filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.
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